EXHIBIT 99.2

March 31, 2019	QUARTERLY REPORT

Dear Shareholder:

We are pleased to report that the acquisition of Monument Bancorp, Inc. and Monument Bank closed on April 1, 2019. Except for some merger-related expenses discussed below, the acquisition did not impact the March 31st financial statements. With the closing of the transaction, our total assets exceed $1.6 billion and C&N and Citizens & Northern Bank remain very well capitalized.

Monument Bank will continue to operate as a division of Citizens & Northern Bank until all systems are converted later in the second quarter. Along with the scheduled conversion, a refreshed brand will be introduced not only to the Bucks County market but to all markets served by C&N. Management and staff remain engaged in integration efforts, planning for systems conversions, and importantly in strengthening relationships that will mesh our organizations and drive our long-term success. It has been a very positive team effort to date and we remain optimistic about the opportunity to grow and create value together.

In addition to progress with Monument, C&N received approval in mid-February to establish a loan production office in York County, PA. We currently have a team of four seasoned bankers in place that will serve the market in the south-central PA region and expect the office will open for business by the end of April. We plan to continue adding to the Team as we extend C&N’s presence in the region over the next several years. This expansion is consistent with our growth strategy to leverage our strong capital position and operating capacity into larger markets and is a good complement to the Monument acquisition.

C&N’s unaudited results for the first quarter 2019 continue to reflect strength and consistency. Net income of $5.09 million in the first quarter of 2019 was up $715,000, or 16.3%, from the first quarter of 2018. Earnings per share increased 13.9% to $.41 per share from $.36 per share during the first quarter of 2018. Annualized return on average assets and return on average equity were 1.59% and 10.33% respectively during the first quarter of 2019 compared to 1.39% and 9.41% during the same period in 2018.

Net interest income, C&N’s primary source of revenue, increased $818,000 (7.5%) to $11.72 million in the first quarter of 2019 over the first quarter 2018 amount of $10.9 million. Growth in earning assets that was funded mainly by deposits produced a net interest margin of 4.04% during the first quarter of 2019, an increase of .20% compared to 3.84% a year earlier. The improvement in net interest income and net interest margin were achieved during a twelve-month period when the Federal Reserve raised short-term interest rates four times. As we have mentioned in prior reports, growth in noninterest-bearing demand deposits continues to be a strength for C&N that supports a stable, low cost funding mix.

C&N’s credit quality is another area that has been strong and consistent over time. While growth in loans outstanding was a modest $8.8 million between March 31, 2018 and March 31, 2019, our total outstandings of $817 million are nearly $200 million greater than they were four years earlier. Throughout this period of growth, credit metrics that measure delinquencies, non-performing loans, and net charge-offs have remained very consistent. Management maintains a robust process of evaluating the adequacy of the allowance for loan losses and makes the appropriate provision to fund this allowance on a quarterly basis. During the first quarter of 2019, specific allowances on two commercial loans totaling $1.37 million were eliminated and were the primary reason that there was a credit (reduction in expense) of $957,000 as compared to a provision of $292,000 during the first quarter of 2018.

Noninterest income was unchanged during the first quarter of 2019 compared to a year earlier. Overall trust and brokerage revenues from our wealth management business continued to grow in the first quarter primarily due to higher brokerage revenues. In addition, equity markets rebounded from the fourth quarter decline and longer-term interest rates moderated. Interchange revenues from both credit and debit cards increased reflecting growth in transaction volumes. Loan servicing revenues decreased as the fair value of mortgage servicing rights declined and gains from the sale of mortgage loans decreased during the first quarter of 2019 compared to a year earlier due to lower volume.

Noninterest expenses increased $1.1 million, or approximately 11%, in the first quarter of 2019 as compared to the same period in 2018. Included in the increase are approximately $500,000 of expenses related to the Monument merger and York LPO and higher other real estate and collection expenses totaling $370,000. In addition to these significant items, normal increases in staffing expenses, and higher data processing and IT costs were the primary drivers of noninterest expense growth.

The income tax provision was $981,000 during the first quarter of 2019, up from $741,000 for the first quarter of 2018. The higher income tax provision resulted primarily from greater pre-tax income. C&N’s effective tax rate was 16.2% in 2019 compared to 14.5% during the first quarter of 2018 due to the lower relative amount of tax-exempt interest income and non-deductibility of some merger related expenses.

Leveraging capital and paying off our investments in C&N’s capacity for growth have been core elements of our strategic plan over the past several years. We have also focused on producing earnings that support a strong dividend and positive stock valuation, and ultimately a “currency” that underpins our capacity for growth. On April 18, 2019, the Board of Directors declared a cash dividend on common stock of $.27 per share. This results in an annual dividend of $1.08 and annualized yield of 4.31% based on C&N’s March 31, 2019 closing price of $25.04. This closing price was an 8.45% increase from the $23.09 close a year earlier.

I’d like to close by welcoming everyone from Monument Bank - staff, valued customers, and shareholders - to the C&N Team through this partnership. The same message goes out to our Team in York, along with a sincere thank you to our entire Team for their efforts to make these two initiatives happen. We have great opportunities to create value for all associated with C&N in the years ahead.

Thank you to all our loyal shareholders for your continued support and interest.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	1ST	1ST
	QUARTER	QUARTER
	2019	2018
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$13,065	$11,890	$1,175	9.88%
Interest Expense	1,350	993	357	35.95%
Net Interest Income	11,715	10,897	818	7.51%
(Credit) Provision for Loan Losses	(957)	292	(1,249)	-427.74%
Net Interest Income After (Credit) Provision for Loan Losses	12,672	10,605	2,067	19.49%
Noninterest Income	4,406	4,406	0	0.00%
Net Gains (Losses) on Available-for-sale Debt Securities	0	0	0
Noninterest Expense	11,007	9,895	1,112	11.24%
Income Before Income Tax Provision	6,071	5,116	955	18.67%
Income Tax Provision	981	741	240	32.39%
Net Income	$5,090	$4,375	$715	16.34%
Net Income Attributable to Common Shares (1)	$5,063	$4,352	$711	16.34%

PER COMMON SHARE DATA:
Net Income – Basic	$0.41	$0.36	$0.05	13.89%
Net Income – Diluted	$0.41	$0.36	$0.05	13.89%
Dividend Per Share – Quarterly	$0.27	$0.27	$0.00	0.00%
Dividend Per Share – Special	$0.10	$0.00	$0.10
Number of Shares Used in Computation – Basic	12,308,862	12,189,471
Number of Shares Used in Computation - Diluted	12,334,307	12,222,256

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands)    (Unaudited)

	MARCH 31,	MARCH 31,	MARCH 31, 2019 vs 2018
	2019	2018	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$44,002	$36,860	$7,142	19.38%
Available-for-sale Debt Securities	357,646	341,133	16,513	4.84%
Loans Held for Sale	0	225	(225)	-100.00%
Loans, Net	817,136	808,300	8,836	1.09%
Intangible Assets	11,949	11,953	(4)	-0.03%
Other Assets	59,267	59,645	(378)	-0.63%
TOTAL ASSETS	$1,290,000	$1,258,116	$31,884	2.53%

LIABILITIES
Deposits	$1,039,911	$1,018,081	$21,830	2.14%
Repo Sweep Accounts	5,132	5,482	(350)	-6.38%
Total Deposits and Repo Sweeps	1,045,043	1,023,563	21,480	2.10%
Borrowed Funds	32,844	39,122	(6,278)	-16.05%
Other Liabilities	9,986	9,049	937	10.35%
TOTAL LIABILITIES	1,087,873	1,071,734	16,139	1.51%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	202,768	191,920	10,848	5.65%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on
Available-for-sale Debt Securities	(941)	(5,679)	4,738	-83.43%
Defined Benefit Plans	300	141	159	112.77%
TOTAL SHAREHOLDERS' EQUITY	202,127	186,382	15,745	8.45%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,290,000	$1,258,116	$31,884	2.53%

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